Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Rosario, January 2, 2017

Messrs.

CIBIC CENTRO DE DIAGNOSTICO MEDICO DE ALTA COMPLEJIDAD S.A.

Ref: Offer No 1/2017

From our consideration:

We are writing to you in connection with the negotiations held with respect the commercialization of Heritas S.A.’s next generation sequencing analysis applied to human genomics and microbiome (the “NGS” and/or the “Products”) (the “Offer”).

The Offer shall be valid for three (3) Business Days from its receipt by CIBIC CENTRO DE DIAGNÓSTICO MÉDICO DE ALTA COMPLEJIDAD S.A., hereinafter “CIBIC” and shall be deemed accepted if CIBIC sends a written notice addressed to HERITAS S.A., hereinafter “HERITAS”, informing its acceptance of Offer.

Upon acceptance of this Offer, the relationship between HERITAS and CIBIC shall be governed by the terms and conditions set forth in Exhibit A hereto (hereinafter, the “Agreement”).

Yours sincerely yours,

/s/ HERITAS S.A.
HERITAS S.A.

Annex A

TERMS AND CONDITIONS

COMMERCIALIZATION OFFERING

Whereas:

1) Cibic is a company duly incorporated and registered under the laws of the Republic of Argentina, domiciled at Presidente Roca 746, Rosario, whose main activity is the provision of clinical diagnostic services in laboratories and has a proven track record of 25 years in the market.

2) Heritas is a company in formation, domiciled at 210 bis Ocampo Street, Rosario, whose main activity is the performance of personalized medicine analysis based on human genomic solutions and the performance of medical diagnoses on genetic diseases and disorders linked to human microbiome.

3) That Heritas, taking into account Cibic’s track record, wishes and Cibic accepts to appoint Cibic as its exclusive agent for the commercialization of next generation sequencing analysis applied to human genomics and microbiome, where the final report is delivered to the patient and the physician, hereinafter referred to as the “NGS” and / or the “Products” detailed in Annex I.

By virtue of the foregoing, the Parties agree to enter into this marketing agreement, hereinafter referred to as the “Agreement”, which shall be governed by the following clauses:

I- Object.

I-1. Heritas appoints Cibic, as its exclusive agent and Cibic agrees to act as such, in the commercialization of the NGS within the entire national territory (i.e., within the Republic of Argentina), hereinafter referred to as the “Territory” during the term of this Agreement.

I-2. Heritas may not itself or through third parties or interposed people, participate directly or indirectly in the commercialization of the NGS, nor in the commercialization of any type of analysis that may compete or compete with the NGS within the Territory.

I-3. Cibic may not commercialize the NGS outside the Territory, except with the written consent of Heritas.

I-4. During the term of the Contract and its eventual renewals, Heritas undertakes to maintain the exclusivity of the aforementioned commercialization of the NGS within the Territory, in favor of Cibic, unless otherwise agreed in writing between the Parties.

II-Tasks of the NGS service.

II-1. The Parties declare that the provision, elaboration and commercialization of the NGS implies the fulfillment of several tasks or phases, to be carried out by the Parties according to the following details.

11-2. Cibic is in charge of the pre-analytical phase, the clinical analytical phase and the post-analytical phase. The pre-analytical phase involves generating a budget for the patient, contacting the funder, granting payment facilities, sample collection, pre-test counseling, signing the patient’s consent form, sample transport logistics, remote services and the network of laboratories for sample collection. The clinical analytical phase sample separation, DNA, and shipment to Heritas and/or its subcontractors for testing. The post-analytical phase comprises the generation of the report to the patient, delivery of the report, contact with the corresponding physician, post-test counseling, invoicing to patients and/or funders, and collection (hereinafter, the three phases described above are referred to as the “Cibic Tasks”.

11-3. Heritas is responsible for the analytical phase and the analytical phase of interpretation of the result. The analytical phase consists of performing the assay. The analytical phase of result interpretation involves transforming the raw data into data for clinical application (hereinafter the “Heritas Tasks”).

III - Essential obligations of Cibic. As part of its marketing, Cibic shall:

(i) Comply with the Cibic Tasks agreed in point II.2. in due time and form.

(ii) Identify prospective customers and develop its existing customer base for the purpose of promoting the sale of NGS.

(iii) Refrain from assigning its contractual position under this Agreement to third parties without the express consent of Heritas.

(iv) Inform Heritas within the third business day of the occurrence of any change of control that may have occurred directly or indirectly with respect to Cibic. For the purposes hereof, a change of control shall be deemed to exist when a person other than the current controlling party or controlling group acquires, by any title or means, shares or rights that allow it to prevail in the shareholders’ meetings or meetings, in both cases ordinary, of Cibic’s partners and to appoint the majority of the corporate administrators. It is understood that there will be a change of control if, while there is joint control, one of the members of the control group becomes the exclusive controller.

(v) Inform Heritas, within the second business day of becoming aware of it, of any customer complaint regarding the NSW, or any other issue related to the NSW that could directly or indirectly compromise Heritas.

IV - No powers of representation. Cibic is legally and economically independent of Heritas and shall not have any powers of representation of Heritas and shall not be able to bind Heritas in any way.

V - Essential obligations of Heritas. The following shall be the essential obligations of Heritas:

(i) Comply with the Heritas Tasks agreed in point II.3. in due time and form.

(ii) To make available Cibic the NGS according to the times and deadlines agreed by the Parties in the performance of the tasks foreseen in item II-3.

(iii) Pay the Commission (as this term is defined below) in the time, manner and under the conditions set forth in this Agreement.

VI - Deadline.

VI-1. The contract has a term of thirty (30) years after the date of signature of this Contract.

VI-2. At the expiration date set forth above, the contract shall be deemed automatically renewed for a new term of ten (10) years, unless any of the parties agrees to renew it for another ten (10) years.

the Parties notify the other in writing, by reliable means, at least three (3) months prior to the expiration date, that once the expiration date has passed, the Contract shall be deemed terminated.

VII - Billing - Commission

VII-1. The billing of the NGS (for all the tasks or phases indicated in clauses II-2. and II-3. herein) to the patients, physicians, institutions and/or to the health financers (Social Security and prepaid medicine companies), (hereinafter, all together the “End Consumers” shall be in charge of Cibic.

VII. 2. In consideration for the performance of Cibic Tasks, Heritas shall Cibic, (hereinafter the “Commission”), the “Commission” and the “Cibic”:

(a) [***]% of the final sales price, plus $[***] for each sample; and

(b) [***] percent ([***]%) of the Gross Margin obtained from the sales and marketing of the NGS once invoiced to the Final Consumer. Gross Margin means the difference between the price at which the NGS is sold to the Final Consumer and the Cost of the Services. Cost of Services means the expenses incurred for the provision of the Cibic Tasks under this Agreement and under the Services Agreement entered into between Instituto de Agrobiotecnología Rosario S.A. and Héritas dated January 2, 2017, for the development and commercialization of the Products.

VII.3. The Parties shall determine and/or review the Cost of the Services on a semi-annual basis and shall make the corresponding adjustments within thirty (30) calendar days from the term established for the payment of the Cibic Tasks.

VII-4. Cibic shall retain for itself the percentages indicated in clause VII.2, and the balance shall be paid to Heritas against the issuance of the corresponding invoices by the latter.

VII-5. Invoicing of the commercialization of NGS by Heritas to Cibic will be done once a month with a current account scheme. Then the cancellation of Invoices will be effective 15 (fifteen) days after the invoice date, by means of bank transfer to the account indicated by Heritas in due time.

VII.6. Default. Default in the performance of obligations assumed under this Agreement shall be automatic, without the need for prior judicial or extrajudicial notice. The parties agree that in the event of default in payment of a sum of money in accordance with the stipulations agreed, default interest equivalent to ten percent (10%) per annum in dollars shall accrue in favor of the defaulting party from the date of default until the date of actual payment.

VIII- Non-existence of compensation for customers. Cibic shall not be entitled, except in the event of termination of the Agreement for causes attributable exclusively to Heritas, to compensation for customers.

IX - Early termination of the Contract.

IX-1. In the event that either Party is in material breach of its obligations under any of the provisions of this Agreement, the breaching Party may terminate this Agreement upon at least thirty (30) days prior written notice to the breaching Party if: (i) the defaulting Party has not cured the default within the same thirty (30} day notice period; or, if (ii) such default was not cured within the thirty (30) period, and the defaulting Party has failed to take such reasonable steps as to cure the default. In the event that the breach cannot be cured within the thirty (30) day period, the breaching party shall notify the other party of the steps taken to cure such breach and plans to cure the breach in full as soon as reasonably possible. In the event that the defaulting party fails to give such notice, the defaulting party shall be at liberty to terminate this Agreement with immediate effect by notice to defaulting party and may claim from the defaulting party any damages it has suffered by reason of the early termination of the Agreement.

IX.2. The Contract shall or may also be terminated in the following cases:

(i) Upon expiration of the term.

(ii) In the event that any of the Parties is in cessation of payments, insolvency, requests its own insolvency or bankruptcy (or in case it is requested by third parties, that such request is not lifted within 30 days of being notified to the Party in question), out-of-court preventive agreement, or its voluntary or forced liquidation takes place. In these cases, it shall be understood that the termination is attributable to the Party incurring in any of them.

(iii) In the event of a change of control of Cibic. The power of termination in this event shall be exclusively in favor of Heritas and shall not give rise to any indemnification in favor of Cibic.

IX.3 The termination of the Contract will not release Parties from any obligation that has become due prior to or at the time of such termination, termination or rescission. Consequently, none of them shall be released from any payment obligation that may have become due prior such termination.

x - Intellectual Property.

(i) Cibic does not receive under this Agreement any rights to the intellectual property, including patents, patent applications, continuations-in-part, renewals, extensions, improvements, trade secrets, know-how and/or Heritas’ NGS to be commercialized by Cibic through Agreement. Cibic expressly acknowledges Heritas’ ownership and title to the NGS, together with all know-how and intellectual property associated with the NGS.

(ii) Heritas grants, and Cibic accepts, an exclusive, royalty-free license to use the Heritas trademark for the commercialization of the NGS during the term of the Agreement.

(iii) Cibic agrees to promptly notify Heritas of any actual or threatened infringement of any intellectual property rights of Heritas of which Cibic may become aware, and Cibic agrees to cooperate in any action to address or cure any such infringement.

XI - Representations of Cibic. Cibic represents, and represents to Heritas that, as of the date of this Agreement: (i) it is a corporation regularly organized under the laws of the Republic of Argentina, and has sufficient authority and has obtained all necessary authorizations to enter into and execute this Agreement and to perform all of its respective obligations under the resulting agreement, (ii) this Agreement shall constitute a valid and legally binding obligation of Cibic, and (iii) the signatories hereto on behalf of Cibic have sufficient authority to do so.

XII - Confidentiality.

XII-1. For the purposes hereof “Confidential Information”: means any and all proprietary information of the Parties that is exchanged between the Parties at any time during the term of the contractual relationship, including but not limited to information relating to technical, commercial or intellectual property matters, know-how, data, intellectual property, trade secrets, as well as other materials, which are proprietary to the Party disclosing the information.

XII.2. All documentation and information that the Parties have exchanged in the past or will exchange in the future in connection therewith shall be Confidential Information and, therefore, shall not be disclosed to any person or entity, except in cases where: (1) it is disclosed to the public knowledge without default by either Party, whether before or after receipt, or (2) it was known to the Party receiving the information prior to the date of this Offer, or (3) it is subsequently disclosed to it in good faith by a third party entitled to make the information public, or (4} it has been published by a third party entitled to do so, or (5) is disclosed pursuant to a legal obligation, court or administrative order or in a judicial proceeding in connection with a dispute between the Parties, and the Party required to disclose the information shall immediately notify the other Party of such circumstance so that it may obtain the judicial protection to which it believes it is entitled.

XII-3. The obligations described in the preceding clause shall persist, including in the event of termination of the Contract for any reason whatsoever, for a period of three (3) years as from its termination.

XII.4. With respect to all Confidential Information, it is understood that the “receiving” Party shall be the Party receiving the Confidential Information from the other “disclosing” Party. The Confidential Information disclosed to the receiving Party shall remain the property of the disclosing Party and shall be kept secret by the receiving Party and shall not be disclosed or provided to third parties by the receiving Party, which shall not use it except for the purposes provided for in this Agreement and the contractual relationship arising from its acceptance.

XII.5. The Party receiving the Confidential Information agrees to those of its subsidiaries, controlling parties, persons subject to common control, officers, directors, employees, partners, agents and consultants who become aware of the Confidential Information of these confidentiality and restricted use obligations and agrees, prior to disclosing any Confidential Information to such individuals or entities, to bind them to confidentiality and restricted use obligations as strict as those contained in this Agreement.

XII.6. The terms of this Agreement shall be considered Confidential Information and shall be treated in accordance with the confidentiality requirements of this Section Twelve Two. Neither Party shall make public disclosures with respect to other specific terms of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

XIII - General Provisions.

XIII-1. The Contract contains the entire agreement between the Parties with respect to the operations, rights and obligations contemplated therein and supersedes all negotiations, representations, , commitments, offers and contracts, written or oral, concluded or exchanged between the Parties prior to the date of execution hereof.

XIII-2. If any provision of the Contract shall be held by a court of competent jurisdiction to be illegal, unenforceable or inapplicable, such provision shall not affect any other provision or provisions contained in the or render such other provision or provisions invalid, unenforceable or inapplicable.

XIII-3. The contractual relationship between the Parties does not constitute a partnership, association or joint venture. Neither does such contractual relationship constitute an employment relationship,

XIII-4. Cibic expressly states that it is the giver and responsible for the work to be performed by the personnel engaged in the tasks or phases described in clause 11-2 herein, which shall be carried out with its own specialized personnel. No labor relationship shall exist between Heritas and the employees that Cibic may have, and Cibic undertakes to hold Heritas harmless from any claim that may be made by Cibic’s employees. Cibic’s personnel shall be exclusively under its dependence, responsibility, direction and control, and Cibic shall be responsible for training and qualification of such personnel.

XIII-5. Heritas states that it is responsible for the work to be performed by the personnel engaged in tasks or phases described in clause 11-3. herein. There shall be no labor relationship between Cibic and the employees that Heritas and/or its contractors may have; therefore, the latter undertakes to hold Cibic harmless from any claim that may be made by employees of Heritas and/or its contractors.

VIII - Stamping.

The payment of the stamp tax corresponding to the Contract shall be borne by the Parties in equal parts.

IX - Jurisdiction.

The Parties agree that any controversy, claim or divergence arising from the Contract shall be resolved by the Ordinary Courts of the City of Rosario, Province of Rosario, Argentina.

of Santa Fe, Republic of Argentina, waiving any jurisdiction that may correspond, including federal jurisdiction.

X - Addresses and notifications.

X-1. The domiciles of the Parties referred to in the heading are those that they constitute for all purposes of the Contract. Either party may change its domicile by notifying the other party by reliable means.

X-2. All notices, requests, summons and other communications under this agreement shall be in writing and by reliable means.

Annex I “NGS”

and/or Products

1)	Complete exome

2)	Clinical exome

3)	Targeted clinical exome

4)	Heritable cardiomyopathies panel

5)	Heritable cardiomyopathies panel targeted

6)	Hereditary cancer panel

7)	Targeted Hereditary Cancer Panel

8)	Human microbiome (base 50 samples)

9)	NIPT (non-invasive prenatal test)

Rosario, January 3, 2017

Messrs.

HERITAS S.A.

Ocampo 210 bis, CCT Rosario

Campus

I hereby, in my capacity as legal representative of CIBIC - CENTRO DE DIGANOSTICO MEDICO DE ALTA COMPLEJIDAD, come to express my acceptance of your Bid No. 1/2017 dated January 2, 2017.

Yours faithfully

C RO OF HIGH COMPLEXITY MEDICAL DIGANOSTICS